Exhibit 3.11

CERTIFICATE OF TRUST

OF

SOLO CUP OWINGS MILLS HOLDINGS

THIS Certificate of Trust of Solo Cup Owings Mills Holdings (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Solo Cup Owings Mills Holdings.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001; Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Joseph B. Fell

Name:	Joseph B. Fell
Title:	Vice President